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Xylem Inc.
1 International Drive
Rye Brook, NY 10573

Personal and Confidential

Date:    May 4, 2022
To:    Colin Sabol
From:    Claudia Toussaint and Shan Jarvis
Subject:    Separation Memorandum

The purpose of this Separation Memorandum (the "Memorandum") is to confirm our mutual understanding regarding your severance arrangements and separation from employment from Xylem Inc. ("Xylem" or the "Company") as set forth in this Memorandum and the accompanying Separation Agreement and General Release (the "Release"), and in accordance with the terms of the Xylem Inc. Senior Executive Severance Pay Plan (the "Severance Plan"). The Severance Plan accompanies these documents and is incorporated herein. We suggest that you review the Severance Plan carefully, along with the Memorandum and the Release, and have them reviewed by your attorney, particularly since these documents specify eligibility requirements for the receipt of severance pay, and other important provisions. Upon the execution of the Release and expiration of the review and revocation period set forth therein, Xylem agrees to make the payments and provide the benefits to you as set forth herein.
Expiration of Service and Severance Arrangements
Termination Date – Your last day of employment will be November 1, 2022 or an earlier date as mutually agreed in writing by you and the Company (“Termination Date”). Effective May 4, 2022, you will step down from the SVP & President, M&CS role and continue to report to and support the CEO as Strategic Advisor to the Chief Executive Officer until Termination Date.
Severance Pay – You will be eligible for Severance Pay of 24 months’ salary continuation (“Severance Payments”). Xylem will make these Severance Payments on the Company's regular payroll schedule (currently bi-weekly) for the period from the Termination Date through 24 months thereafter ("Severance Period"). Provided you do not become eligible for disability payments on or prior to your Termination Date, you will continue to receive the Severance Payments at the rate of your current annual base salary of $522,180 through the "Severance End Date", which is the earlier of (i) 24 months from the Termination Date or (ii) the date your Severance Payments end in accordance with the "Right to Terminate Benefits" section of the Severance Plan. In the event that you become disabled on or prior to your Termination Date, your entitlement to any short-term disability and/or long-term disability benefits shall be determined in accordance with the applicable short-term or long-term disability plans, and the treatment of any such benefits in coordination with the Severance Payments will be in accordance with the terms of such disability plans.
You will not be entitled to receive any other pay or any other compensation from Xylem except as described in this Memorandum.

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Annual Incentive (Bonus)
You will receive a pro-rated bonus payout based on the Annual Incentive Plan’s actual performance for fiscal year 2022 and your Termination Date. The Actual performance will be based 100% on the Company’s financial performance. Payment will be provided to you in early March 2023.

Long Term Incentive Awards
Details regarding your long-term incentive grants are provided in Exhibit A of the attached Separation Agreement and General Release. You will receive the net vested shares after settlement of shares in respect of your tax liability.

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You will continue to have access to your equity grants and holdings through Xylem's plan administrator, Morgan Stanley. Their contact information is www.stockplanconnect.com or 1-800-477-7522, ext. 8850. Kim Rehm can also assist with any questions. Kim can be reached at kimberly.rehm@xylem.com or 1-914- 323-5742.
Paid Time Off (“PTO”)
You will not accrue PTO during the Severance Period. In your final regular paycheck, you will be paid a lump sum for any unused but accrued PTO for 2022 as of your Termination Date. The PTO payout will not be impacted by any changes in the Company PTO policy that may occur after the effective date of this Memorandum and Agreement.
Outplacement Services
The Company will arrange for you to receive Outplacement Services through the offices of Lee Hecht Harrison (“LHH”) for a period of 12 months, as per the terms of Xylem’s current agreement. We encourage you to engage these services as soon as possible in an effort to expedite your securing an alternate position. Services must be initiated no later than 90 days after your Termination Date.
Workday
You will continue to have access to the Workday Employee Self-Service Portal for 3 years after your Termination Date. You can access the portal at https://wd5.myworkday.com/wday/authgwy/xylem/login.htmld. We encourage you to update your address, as necessary, so that important documents, including year-end W-2 forms, are sent to the correct address in the future.
Benefit Plans
Benefit Plan Eligibility – Your eligibility for certain employee benefit plans outlined in subsequent paragraphs of this Memorandum is subject to the actual terms of the applicable plan documents. You will not be entitled to any benefits or perquisites beyond those specifically described in this Memorandum. In the event of revisions to any or all of the subject benefit plans, your benefits will not be diminished except in accordance with the changes that are generally applicable to all similarly-situated benefit plan participants.
Xylem Retirement Savings Plan (“RSP”) – Your contributions and Company matching and core contributions to the RSP will cease as of your Termination Date. Please contact Fidelity at 1-800-835-5095 or online at www.netbenefits.com to review your distribution options.
Xylem Supplemental Retirement Savings Plan (“SRSP”) – Company contributions will cease as of your Termination Date. The balance will be automatically disbursed on the first business day of the month following six (6) months from your Termination Date and will be paid to you on the next regular payroll date, subject to applicable tax withholding. The balance is not rollover-eligible. The disbursement will be included as ordinary income on your Form W-2 from Xylem.
Medical, Dental and Vision Plans – You are eligible to continue coverage under the same terms as an active employee through the last day of the month in which your Severance End Date occurs, as long as all terms and conditions of the Agreement and Release have been met. Premium contributions will be deducted from your Severance Payments.
After the Severance End Date, you may elect to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Within 45 days of the coverage termination date, you will receive COBRA Election paperwork directly from PayFlex, our COBRA administrator. If you wish to continue your coverage, please complete the COBRA Enrollment Form and return it to PayFlex within the timeframe indicated in the letter you will receive.
To continue coverage under COBRA, you will be required to make monthly payments to our COBRA Administrator. Should you want to contact PayFlex regarding COBRA, the number is 844-PAYFLEX.
Group Life Insurance Conversion – Your Company-paid Group Life Insurance coverage terminates on your

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Severance End Date. However, you may elect to convert this life insurance coverage to an individual policy issued by The Hartford. If you are interested in converting your policy, please contact Shan Jarvis on/about 45 days prior to the Severance End Date so that her team can provide you the conversion details. Conversions must be completed within 31 days of your Severance End Date.
Health Savings Account (“HSA") – If enrolled, your HSA account belongs to you and will remain active for as long as you prefer. You will continue to have access to your account at www.mybenefitwallet.com. There will be a nominal monthly administrative fee after your Termination Date. For assistance with your account, please contact Benefit Wallet directly at 1-877-472-4200.
Disability Insurance – Your coverage for both Short-Term and Long-Term Disability ends on your Termination Date. You may convert your coverage under the Long-Term Disability Plan to an individual policy issued by The Hartford if you have been participating in this plan for at least the prior 12 consecutive months. If you are interested in learning more, please complete the attached conversion form and submit it to The Hartford as directed on the form. You may also contact The Hartford directly at 1-877-320-0484 to learn more. Conversions must be completed within 31 days of your Termination Date.
There is no conversion available under the Short-Term Disability Plan.
Business Travel Accident Insurance Plan – Coverage terminates on your Termination Date.
Employee Assistance Program (“EAP”) – Your coverage in the EAP ends 30 days after your Termination Date.
Payroll Deductions
To the extent applicable, payroll deductions currently authorized by you, as well as appropriate tax withholding, will continue until your Severance End Date. If you wish to change your deductions after your Termination Date but before the Severance End Date, please make this change through Workday.
Miscellaneous
Conference Attendance – Your attendance at the Reach conference, October 9 - 12 will be at the CEO’s request.
Company Equipment – Please plan on returning all Company-provided equipment such as credit cards, access badges and office keys, computer, smartphone, tablet and any other Company equipment by your Termination Date. If you are unable to return the equipment in person, instructions will be provided to you on how to send them back via UPS.
Final Expenses – If you have an outstanding Company-issued credit card and/or cash expenses due to you for reimbursement, please be sure to clear these items through your Concur expense account by your Termination Date.
The parties hereby indicate their agreement with the terms and conditions of this Memorandum and the attached Agreement and Release by signing and dating this Memorandum in the space provided below.

EMPLOYEE: Colin Sabol

/s/ Colin R. Sabol                                 May 5, 2022
Employee Signature                                       Date

EMPLOYER: Xylem Inc.

/s/ Shan Jarvis
Shan Jarvis, Vice President, Global Compensation & Benefits, Xylem Inc.

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Xylem Inc.
1 International Drive
Rye Brook, NY10573

Personal and Confidential
Date:    May 4, 2022
To:    Colin Sabol
From:    Shan Jarvis
Subject:    Separation Documents

Enclosed please find the Separation Memorandum ("Memorandum") and Separation Agreement and General Release ("the Release"). These documents set out the terms and benefits we are offering you relative to the termination of your employment from Xylem Inc., and the conditions under which you will be eligible to receive severance benefits from Xylem Inc.
These are confidential legal documents, which we encourage you to read very carefully. You are also encouraged to have them reviewed by an attorney of your choice. You have 21 calendar days during which to consider the Release, although you may sign and return it sooner if you choose to do so. Additionally, you also have 7 calendar days to revoke the Release after signing it. Should you decide to accept the benefits described in the Memorandum, please sign both copies, and return them to me no later than May 5, 2022. We will then forward a signed copy back to you for your records.
While your acceptance of the terms of the Memorandum and Release is voluntary, to receive these benefits you must return the signed Release on or before the date indicated in that document.
Please call me should you have any questions related to this matter. Lastly, please sign one copy of this letter below, signifying your receipt of this information.

Sincerely,

Shan Jarvis
Shan Jarvis
Vice President, Global Compensation & Benefits

Enclosures

EMPLOYEE: Colin Sabol

/s/ Colin R. Sabol                                 May 5, 2022
Employee Signature                              Date

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Separation Agreement and General Release
This Separation Agreement and General Release ("Release") is made and entered into by and between Xylem Inc. ("Xylem" or the "Company") and Employee (referred to herein in the first person). Capitalized terms herein are defined as specified in this Release or the Separation Memorandum (“Memorandum”) entered into between Xylem and me (the “Memorandum”) to which this Release is attached and incorporated by reference. In consideration of the mutual promises contained herein, it is agreed as follows:
1.I will be employed with Xylem through the Termination Date set forth in the Memorandum.
2.I agree to the following:
a)I am not eligible and will not receive any compensation, fringe benefits, employee benefits, any pay in lieu of notice, or any severance or termination pay except as provided in the Memorandum. I agree and acknowledge that the payments and benefits set forth in the Memorandum constitute good and sufficient consideration for all of my promises, obligations, and covenants set forth in the Memorandum and in this Release.
b)On behalf of myself and my heirs, executors, administrators, personal and legal representatives, successors and assigns, I waive, release and forever discharge Xylem, its current and former subsidiaries, affiliates, divisions and related entities and their predecessors, successors and assigns, and all of their past and present officers, directors, shareholders, agents, representatives, administrators, employees, insurers, attorneys, and benefit plans (collectively "Releasees") from any and all claims, demands, debts, liabilities, obligations, expenses (including attorney's fees and costs), promises, covenants, controversies, grievances, claims, suits, actions or causes of action, in law or in equity, known or unknown to me, foreseen or unforeseen, contingent or not contingent, liquidated or not liquidated, which I may have had in the past, may have now, or may in the future claim to have against Releasees, arising with respect to any incident, event, act or omission occurring at any time prior to my signing of this Release. This Release shall not operate as a release or waiver of claims or rights that may arise after the date of its execution, for vested benefits or other applicable benefit plan entitlements, for indemnification pursuant to Company policy or applicable law, for coverage under any directors' and officers' liability or any fiduciary liability insurance policies in accordance with the terms of such policy, or any rights I may have as a shareholder in a public company (collectively, the "Reserved Rights") and this Release shall not affect my right to seek enforcement of the terms and conditions of the Memorandum, this Release or the Reserved Rights.
c)This Release specifically includes, but is not limited to, any and all claims and causes of action arising under tort or contract law, other common law claims, including without limitation wrongful discharge claims, and claims under specific statutes prohibiting discrimination based on sex, color, race, national origin, religion, disability, veteran status, age, gender identity, sexual orientation, marital status, genetic information, citizenship status or other protected characteristics including without limitation, the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871, the Equal Pay Act, Fair Labor Standards Act of 1938, the Worker Adjustment and Retraining Notification Act of 1988, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act of 1993; (all as amended); or any other federal, state, city, or local laws. This Release specifically includes but is not limited to all claims and causes of action under these laws and any contractual or tort claims arising under common law, including but not limited to wrongful discharge.
d)In consideration of the benefits provided to me under the Memorandum and this Release, I agree to waive, and will not assert any of the claims or causes of action I have waived in this Release, before any federal or state court, any federal or state agency, or in any public or private arbitration. This prohibition does not apply if it would be a violation of applicable law or regulation. If this prohibition does not apply, however, and a charge or lawsuit is filed by or on behalf of me, I agree not to seek or accept any personal relief, award, monetary damages or other benefits in connection with or based on such charge or lawsuit. This paragraph is not intended to limit my right to commence and maintain legal action for the sole purpose of enforcing the Memorandum, this Release or the Reserved Rights.
e)I also agree to waive, release and forever discharge the Releasees from any and all claims, causes of action and/or lawsuits that may arise from any incident, event, act or omission occurring prior to my Termination

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Date or during my Severance Period, as those terms are defined in the Memorandum, except for the purpose of enforcing the Memorandum, this Release or the Reserved Rights.
3.Long-Term Incentives: Outstanding long-term incentive equity-based awards from the Company are set forth in Exhibit A attached hereto. Upon and following the Termination Date, each such award will be treated in accordance with the terms of applicable grant agreements (including, without limitation, any such applicable terms requiring execution of this Release) with respect to termination of my employment.
4.Except as may be required under applicable law or the rules of a stock exchange or national securities quotation system, I agree to keep the Memorandum and this Release confidential and not disclose their contents to anyone except my immediate family, my financial or legal consultants, and appropriate governmental agencies that may subpoena this information. If I receive a subpoena that calls for the production of this Release, the Memorandum or related documents, I will advise Xylem in writing before I respond to any subpoena, and give Xylem an opportunity to move to quash any such subpoena.
5.I agree not to disparage, slander, defame or otherwise intentionally injure the reputation of Xylem or its Subsidiaries (as defined in 6 b) below) (collectively, the “Xylem Entities”), their officers, directors, employees, agents, representatives, products or services. I agree that any restricted covenants that I agreed to with respect to my employment with Xylem Entities, including but not limited to obligations with respect to confidentiality, will remain in effect following my Termination Date. I agree to keep confidential and not disclose, without Xylem’s prior written consent, any proprietary information concerning matters relating to the business or strategy of the Xylem Entities, including trade secrets and other intellectual property, products, services, methods of manufacture, pricing or business models. I agree that for 24 months following my Termination Date, I will not, directly or indirectly, or by action in concert with others: (i) solicit or induce or attempt to solicit or induce, any person who is employed as an employee by Xylem Entities, to leave his or her employment with Xylem Entities and/or to perform services of any kind for any other person, firm or corporation, (ii) divert or take away, or call-on, solicit or attempt to call-on or solicit, any of the Xylem Entities’ current customers or clients, including those whom I called or who I solicited, or with whom I became acquainted while engaged as an employee of the Xylem Entities, and (iii) engage in, become affiliated with, or become employed by any business competitive with Xylem Entities. I agree that Xylem shall be entitled to enforce these covenants through an injunction or otherwise through specific performance (in addition to any other remedies) as money damages will not be sufficient.

6.Xylem agrees to the following:
f)Xylem waives, releases and forever discharges me and my heirs (collectively "Sabol Releasees") from any and all claims, demands, debts, liabilities, obligations, expenses (including attorney's fees and costs), promises, covenants, controversies, grievances, claims, suits, actions or causes of action, in law or in equity, known or unknown, foreseen or unforeseen, contingent or not contingent, liquidated or not liquidated, which they or any of them may have had in the past, may have now, or may in the future claim to have against any Sabol Releasees arising out of, in relation to or with respect to any incident, event, act or omission occurring at any time prior to the signing of this Release. The release in this paragraph 6(a) shall not operate as a release or waiver of claims or rights that may arise after the date of the execution of this Release or any rights under the agreements and plans described in paragraph 5 (collectively, the "Xylem Reserved Rights") and the release in this paragraph 6(a) shall not affect Xylem’s right to seek enforcement of the terms and conditions of the Memorandum, this Release and/or the Xylem Reserved Rights.
g)From and after the date of this Release, Xylem Inc. agrees, and agrees to cause each of its direct and indirect wholly or partially owned subsidiaries and other affiliates worldwide (collectively, “Subsidiaries”), to jointly and severally indemnify and hold harmless Employee in respect of his service as an officer and/or director of Xylem Inc. and any of its Subsidiaries to the same extent Employee is indemnified by Xylem Inc. or its Subsidiaries as of the date hereof pursuant to the governing documents of Xylem Inc. or its Subsidiaries or any agreement between Xylem Inc. or its Subsidiaries and Employee, for acts or omissions occurring at or prior to the date of this Release.
h)Xylem, including on behalf of its Subsidiaries, agrees not to slander, defame or otherwise intentionally injure my reputation.

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7.I acknowledge: (i) I have been advised in writing to consult with an attorney of my own choice regarding this Release and the Memorandum and have had an opportunity to do so; (ii) I have been advised in writing I have at least 21 calendar days from my receipt of this Release and the Memorandum to review and consider them;
(iii) I fully understand those terms and conditions; (iv) I am voluntarily and of my own free will executing this Release and the Memorandum on the date reflected below and I was not subjected to any duress or undue influence in connection with my decision to execute them; and (v) during a period of 7 calendar days following my execution of this Release and the Memorandum, I may revoke such executions and this Release and the Memorandum shall not be effective or enforceable until such 7 calendar-day period has expired. Should I desire to revoke this Release and the Memorandum, my revocation must be made in writing and sent to the attention of Shan Jarvis, Vice President, Global Compensation & Benefits, via email to shan.jarvis@xylem.com within the 7 calendar-day revocation period.
8.This Release and the Memorandum, which is incorporated herein, contain the entire agreement between me, Xylem, and all Releasees relating to the subject matter thereof. I represent and acknowledge in signing this Release and the Memorandum, I have not relied upon any representation or statement, oral or written, not otherwise set forth herein. No amendment to this Release or the Memorandum shall be binding unless it is in writing, expressly designated as an amendment, dated, and signed by the parties.
9.Nothing in this Release or the Memorandum constitutes an admission of liability by Xylem or any Releasees or me, and this Release and/or the Memorandum will not be used by me, Xylem or any other entity or person as evidence in any administrative or legal proceeding or trial, except to enforce the terms of this Release, Memorandum and/or the Reserved Rights.
10.This Release and the Memorandum shall be construed in accordance with the laws of the State of Indiana. Should any provision of this Release or the Memorandum be determined invalid or unenforceable, the validity of the remaining provisions shall not be affected and shall remain in full force and effect to the maximum extent permitted by law. Any claim or dispute involving the Memorandum and/or Release shall be resolved in Indiana state courts or federal courts, both located in Marion County, Indiana. The parties mutually agree to waive a jury trial in any such proceeding.
11.The Memorandum and Release may be assigned to the successors and assigns of Xylem Inc.
12.In the event of my death during the Severance Period, the unpaid amount of Severance Pay remaining shall be paid in a discounted lump sum to such beneficiary or beneficiaries designated by me in writing, or if such designation has not been made, to my estate.
13.I have carefully read this Release and the Memorandum, fully understand their provisions, and my signature below indicates my understanding and agreement with their terms and conditions.
A scanned copy of the signed Release and Memorandum must be emailed to Shan Jarvis, Vice President, Global Compensation & Benefits at Shan.Jarvis@xylem.com.

EMPLOYEE: Colin Sabol

/s/ Colin R. Sabol                                 May 5, 2022
Employee Signature                                       Date

EMPLOYER: Xylem Inc.

/s/ Shan Jarvis
Shan Jarvis, Vice President, Global Compensation & Benefits Xylem Inc. 1 International Drive, Rye Brook, NY 10573

Exhibit A
Long-Term Incentive Awards
Termination Date: November 1, 2022 or earlier date as mutually agreed by you and the Company Age as of Termination: 55
Years of Service as of Termination Date: 16 Stock Options
Unvested stock options are forfeited and cancelled upon termination on the Termination Date. Vested stock options must be exercised by 3 years after the Termination Date.

Grant Date	Grant Price	Shares Granted	Exercised	Available for Exercise	Cancelled Shares
2/21/2017	$48.33	17,606	10,000	7,606	0
2/21/2018	$75.18	14,552	0	14,552	0
2/20/2019	$74.07	16,120	0	16,120	0
2/27/2020	$80.66	18,715	0	16,594	2,121
3/1/2021	$102.23	12,931	0	7,113	5,818
3/1/2022	$86.76	15,106	0	3,323	11,783
Restricted Stock Units (RSUs)
Unvested RSUs are forfeited and cancelled upon termination on the Termination Date.

Grant Date	Type	Units Granted	Vested Units	Cancelled Units
2/27/2020	RSU	3,719	3,298	421
3/1/2021	RSU	2,935	1,615	1,320
3/1/2022	RSU	3,458	761	2,697
Performance Share Units (PSUs)
Prorated portion of PSUs will vest and be paid out based on actual performance on the original vesting date.

Grant Date	Type	Units Granted	Prorata Vesting	Payout Date	Cancelled Units
2/27/2020	PSU-TSR	3,719	3,512	2/27/2023	207
2/27/2020	PSU-ROIC	3,719	3,512	2/27/2023	207
3/1/2021	PSU-TSR	2,935	1,794	3/1/2024	1,141
3/1/2021	PSU-ROIC	2,935	1,794	3/1/2024	1,141
3/1/2021	PSU-ESG	2,935	1,076	3/1/2026	1,859
3/1/2022	PSU-TSR	3,458	961	3/1/2025	2,497
3/1/2022	PSU-REVG	1,729	480	3/1/2025	1,249
3/1/2022	PSU-ROIC	1,729	480	3/1/2025	1,249
The information above is a summary of the treatment of Employee's long-term incentive grants upon termination on the Termination Date. If there is a conflict between this summary and the applicable plan documents and grant agreements, the plan documents and grant agreements will govern.
As an insider of Xylem, you are subject to the Xylem's Trading Windows through your Termination Date. Xylem's trading window is anticipated to re-open on May 6th. After your Termination Date, you will no longer be subject to Xylem's Trading Windows. However, please note that per the Company’s Insider Trading policy (Policy 40-04) and Securities and Exchange Commission regulations you are not permitted to trade any securities at any time, including after your Termination Date, on the basis of material, non-public information.